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                  Exhibit 23i. - Opinion and Consent of Counsel


                             [ON DECHERT LETTERHEAD]

May 23, 2001


New York Life Investment Management Institutional Funds
169 Lackawanna Avenue
Parsippany, New Jersey 07054

Re:  New York Life Investment Management Institutional Funds

Dear Ladies and Gentlemen:

                  This opinion is given in connection with the filing by New York Life Investment Management Institutional Funds (the "Trust"), a Delaware business trust, of its initial Registration Statement on Form N-1A (the "Registration Statement"), as amended by Pre-Effective Amendment No. 1 to the Trust's Registration Statement filed with the Securities and Exchange Commission (the "SEC") on May 9, 2001, and by Pre-Effective Amendment No. 2 to the Trust's Registration Statement filed with the SEC on May 23, 2001, under the Securities Act of 1933, as amended, and under the Investment Company Act of 1940, as amended, relating to the offer and sale of an indefinite amount of authorized shares of beneficial interest of New York Life Investment Management Institutional Prime Cash Fund, New York Life Investment Management Institutional U.S. Government Cash Fund, and New York Life Investment Management Institutional Treasury Cash Fund, each a series of the Trust (the "Funds"). The authorized shares of beneficial interest of the Funds are hereinafter referred to as "Shares."

                  We have examined such records, certificates, documents and statutes that we have deemed relevant to enable us to give this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents examined by us, and the correctness of all statements of fact contained in those documents.

                  Based on such examination, we are of the opinion that the Shares to be offered for sale by the Trust pursuant to the Registration Statement will have been duly authorized and, when issued, sold and paid for in the manner contemplated by the Registration Statement and in accordance with the requirements of applicable federal and state law, will be legally issued, fully paid and nonassessable.

                  It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                  This letter expresses our opinion as to the Delaware business trust law governing matters such as the authorization and issuance of the Shares, but does not extend to the securities or "Blue Sky" laws of the State of Delaware or to federal securities or other laws.

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                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed with the SEC in connection with the continuous offering of the Shares, as indicated above, and to references to our firm, as counsel to Trust, in the Funds' Prospectus and Statement of Additional Information to be dated as of the effective date of the Registration Statement and in any revised or amended versions thereof, until such time as we revoke such consent.

                                                     Very truly yours,

                                                     /s/ Dechert